Microsoft Word 10.0.6775;UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  SEC FILE NUMBER    033-30158-A
                                                                     -----------
                                   FORM 12B-25
                                                           CUSIP NUMBER ________
                           NOTIFICATION OF LATE FILING

(Check one):    [X] Form 10-KSB  [ ] Form 10-F  [ ] Form 10-QSB  [ ] Form N-SAR

                For Period Ended: DECEMBER 31, 2005
                ___      Transition Report on Form 10-K
                ___      Transition Report on Form 20-F
                ___      Transition Report on Form 11-K
                ___      Transition Report on Form 10-Q
                ___      Transition Report on Form N-SAR
                For the Transition Period Ended:
                                                --------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                      HAS VERIFIED ANY INFORMATION HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

         XSTREAM BEVERAGE NETWORK, INC.
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Full Name of Registrant

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Former Name if Applicable

         3511 WEST COMMERCIAL BOULEVARD, SUITE 209
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Address of Principal Executive Office (Street and Number)

         FORT LAUDERDALE, FL   33309
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will
[x] be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(C)has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

REGISTRANT IS RESPONDING TO SEC COMMENTS ON ITS EXCHANGE ACT REGISTRATION AND NEEDS ADDITIONAL TIME TO COORDINATE ITS RESPONSES.

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

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         THEODORE FARNSWORTH              954                    598-7997
         -----------------------       -----------         ------------------
                 (Name)                (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).Yes [X] No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [ ] No [X]

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         XSTREAM BEVERAGE NETWORK, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date MARCH 30, 2006                         By /s/ THEODORE FARNSWORTH
     --------------                            ------------------------
                                               THEODORE FARNSWORTH, CEO


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